Exhibit 10(dd)

                                  May 30, 1996

Newtek Ventures II, L.P.
c/o John E. Hall
3000 Sandhill Road
Building 3, Suite 40
Menlo Park, California 94025

Dear John:

         The purpose of this letter is to set forth the terms of the engagement by Sandbox Entertainment Corporation of Newtek Ventures II, L.P. ("Newtek") as a consultant. Subject to Newtek's acceptance of the terms and conditions of this engagement letter where indicated below, the Corporation agrees with Newtek as follows:

         l. Newtek is hereby engaged as consultant to the Corporation for the term set forth below. Newtek agrees to provide up to approximately thirty (30) hours of consulting services to the Corporation per month above and beyond John Hall's duties as a director of the Corporation. The consulting services will be as requested by the President and agreed to by Newtek, and generally will address financial, strategic planning, operational and other significant issues of the Corporation.

         2. The term of the engagement shall be three years, commencing as of March 1, 1996, and the engagement letter may be terminated at any time by either party for any reason, upon thirty (30) days' prior written notice.

         3. Newtek's sole compensation for services rendered hereunder shall consist of a "nonqualified" option to purchase 131,135 shares of common stock of the Corporation (after giving effect to the recent 5 for 1 stock split in connection with the redomestication in Delaware) at $.10 per share under the Corporation's 1995 Equity Incentive Plan and on the terms and conditions set forth in the Award Agreement attached hereto.

         4. The Corporation will reimburse Newtek for reasonable travel, meal and lodging expenses in connection with pre-approved travel for the Corporation, and for other mutually agreed upon expenses.

Newtek Ventures II, L.P.
May 30, 1996
Page 2

         5. Newtek and its agent John Hall are independent contractors and not employees of the Corporation. Newtek will be solely responsible for any and all income and employment-related taxes relating to John Hall's service as a consultant to the Corporation. Neither John Hall nor Newtek are authorized to bind or obligate the Corporation in any way without the Corporation's prior written authorization.

         We look forward to Newtek's assistance. If this letter accurately sets forth the terms and conditions of the engagement, please so indicate by signing a counterpart of this letter where indicated below and returning it to me.

                                       Sincerely,

                                       SANDBOX ENTERTAINMENT CORPORATION


                                       By /s/  Chad M. Little
                                          ------------------------------
                                          Chad Little, President



Accepted and Agreed:

NEWTEK VENTURES II, L.P.



By /s/  John E. Hall
  --------------------------------
  John E. Hall


     7/15/96
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Date